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                                                                Exhibit 99.1


OPTi Declares Cash Dividend

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--Jan. 25, 2002--OPTi Inc. (NasdaqNM:
OPTI) announced today that its Board of Directors has declared a cash dividend of $1.50 per share on each share of the Company's common stock.

The dividend will be payable on February 15, 2002. The record date for the dividend will be February 8, 2002. The ex-dividend date will be February 19, 2002.

As previously announced in the press release dated January 3, 2002, the Company has postponed its plan of voluntary liquidation and dissolution but has decided to proceed with a cash distribution to shareholders. The Board made the determination to provide the cash dividend based upon the Company's current cash position. The Company believes that cash remaining after payment of the dividend will be sufficient to satisfy the Company's working capital, liabilities and other cash requirements while the Company continues to review the proposed liquidation plan. The Board believes that the cash distribution is in the best interests of the shareholders.

Also, as announced in the January 3rd press release, the Company expects to announce soon details of its plans to distribute its holdings of shares of common stock in Tripath Technology, Inc. (Nasdaq NM: TRPH - news) in a separate distribution.

Statements in this press release that are not historical facts are forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including market conditions generally and in the electronic and semiconductor industries and the timing of any liquidation of the Company. Additional information identifying risks and uncertainties is contained in the Company's most recent Form 10-Q quarterly report and Form 10-K annual report filed with the SEC.

OPTi Inc. is an independent supplier of semiconductor products and is headquartered in Mountain View, California. OPTi's stock is traded on the National Market System under NASDAQ symbol OPTI.


Contact:
     OPTi Inc.
     Bernard Marren, 650/625-8787 (President/CEO)
     Michael Mazzoni, 650/625-8787 (CFO)